SUNSTONE HOTEL INVESTORS COMPLETES $1.35 BILLION AMENDED AND RESTATED CREDIT AGREEMENT

Aliso Viejo, Calif. (September 25, 2025) – Sunstone Hotel Investors, Inc. (the “Company” or “Sunstone”) (NYSE: SHO) announced that it has entered into a Third Amended and Restated Credit Agreement (the “Amended Credit Agreement”) with an aggregate borrowing capacity of $1.35 billion to address all near term maturities, extend the duration of the remaining in-place loans, and further strengthen the Company’s balance sheet. Inclusive of extension options, loans under the Amended Credit Agreement mature at various points in 2030 and 2031 but are freely prepayable at any time.

“We are pleased to announce the recast of our credit facilities and appreciate the continued support from our banking partners. The expanded facilities address all maturities through 2028, extend our average maturity by over three years, and lower our overall cost of borrowing” stated Bryan A. Giglia, Chief Executive Officer. “Additionally, this financing provides improved financial flexibility for the Company to execute its strategy while continuing to pursue all avenues to maximize shareholder value.”

The Amended Credit Agreement is composed of a $500 million revolving credit facility with an initial maturity in September 2029, a $275 million delayed-draw term loan facility with an initial maturity in January 2029, a $275 million term loan facility with an initial maturity in January 2030 and a $300 million term loan facility due January 2031. At the Company’s election, the revolving credit facility can be extended to September 2030 and each of the $275 million term loan facilities can be extended to January 2031. The facilities will bear interest pursuant to a leverage-based pricing grid ranging from 1.35% to 2.25% over the applicable term SOFR. In connection with the new facilities, the Company entered into a series of interest rate swaps to lower its borrowing cost and better manage interest rate risk, resulting in over 75% of its debt and preferred equity now subject to fixed rates.

The Company utilized proceeds received from the incremental borrowing on the new term loans to consolidate its prior four term loans into three loans and to fully repay the outstanding balance on its revolving credit facility. In addition, the Company is delaying the draw of up to $90 million under the $275 million delayed-draw term loan facility until January 2026 and expects to use a majority of the proceeds to repay the Series A Senior Notes at their scheduled maturity. Following this repayment, the Company will not have any debt maturities until 2028.

The Company's unsecured credit facilities are led jointly by Wells Fargo Securities, LLC, BofA Securities, Inc., JPMorgan Chase Bank, N.A., PNC Capital Markets LLC, U.S. Bank National Association, Truist Securities, Inc., Regions Capital Markets and The Huntington National Bank. Wells Fargo Bank, National Association, serves as the Administrative Agent. Wells Fargo Securities, LLC, BofA Securities, Inc. and JPMorgan Chase Bank, N.A., acting as Joint Bookrunners; Bank of America, N.A. and JPMorgan Chase Bank, N.A., acting as Syndication Agents; and Capital One, National Association and Manufacturers and Traders Trust Company, acting as Documentation Agents.

About Sunstone Hotel Investors:

Sunstone Hotel Investors, Inc. is a lodging real estate investment trust (“REIT”). Sunstone’s strategy is to create long-term stakeholder value through the acquisition, active ownership, and disposition of well-located hotel and resort real estate. For further information, please visit Sunstone’s website at www.sunstonehotels.com.

For Additional Information:

Aaron Reyes

Chief Financial Officer

Sunstone Hotel Investors, Inc.

(949) 382-3018